Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of SharpSpring, Inc. and Subsidiaries (the "Company") on Form S-8 of our report dated March 30, 2021, on our audits of the consolidated financial statements as of December 31, 2020 and 2019 and for the years then ended, which are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Cherry Bekaert LLP

Atlanta, Georgia
April 29, 2021